ADMINISTRATION AGREEMENT

            This Administration Agreement is made as of February 13, 2004 by and between PFM Asset Management LLC, a Delaware limited liability company ("PFM"), and Cadre Institutional Investors Trust, a Delaware business trust (the "Trust").

            WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Trust desires to retain PFM to render certain administrative and fund accounting services to those series of the Trust described in Schedule A hereto, as from time to time amended (each a "Fund" and, collectively, the "Funds"), and PFM is willing to render such services;

                                   WITNESSETH:

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Trust hereby appoints PFM to act as Administrator of the Trust on the terms set forth in this Agreement. PFM accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule B, annexed hereto and incorporated herein.

            In the event that the Trust establishes additional series with respect to which the Trust decides to retain PFM to act as administrator and accounting services provider, the Trust shall so notify PFM in writing. If PFM is willing to render such services, PFM shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to PFM) are modified with respect to such Fund in writing by the Trust and PFM at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. PFM shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

      2. Delivery of Documents. The Trust has furnished PFM with copies properly certified or authenticated of each of the following:

            (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of PFM to provide certain administrative services to the Fund and approving this Agreement;

            (b) The Trust's Certificate of Trust filed with the Secretary of the State of Delaware on June 27, 1995, the Trust's Declaration of Trust and all amendments thereto (the "Declaration of Trust");

            (c) The Trust's By-Laws and all amendments thereto (the "By-Laws");

            (d) The Investment Advisory Agreement between PFM (the "Adviser") and the Trust dated as of February 13, 2004;

            (e) The Custody Agreement between Bankers Trust Company (the "Custodian") and the Trust dated November 1, 1995;

            (f) The Transfer Agency and Services Agreement between PFM (the "Transfer Agent") and the Trust dated as of February 13, 2004;

            (g) The Trust's Registration Statement on Form N-lA (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-94206 and 811-9064), as filed with the Securities and Exchange Commission ("SEC") on June 30, 1995, relating to the Trust's shares of beneficial ownership, $.001 par value per share, and all amendments thereto; and

            (h) The Trust's most recent prospectus and statement of additional information for each Fund(together, the "Prospectus").

            The Trust will furnish PFM from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide PFM with any other documents that PFM may reasonably request and will notify PFM as soon as possible of any matter materially affecting the performance by PFM of its services under this Agreement.

      3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, PFM, as Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

            (a) Maintaining such office facilities as necessary to provide the services hereafter set forth (which may be in the offices of PFM or a corporate affiliate);

            (b) Furnishing non-investment related statistical and research data, data processing services, clerical services, executive and administrative services, and stationery and office supplies in connection with its services hereunder;

            (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Trustees meetings;

            (d) Assisting in the preparation of the Trust's Registration Statement and any Pre-Effective and Post-Effective Amendments to the Trust's Registration statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

            (e) Assisting in the determination of the jurisdictions in which the Trust's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares for sale under the securities laws of each state in which it is determined shares should be registered or qualified. Payment of share registration fees shall be made by the Fund;

            (f) Providing the services of certain persons who may be appointed as officers of the Trust by the Trust's Board of Trustees;

            (g) Assisting the Trust in routine regulatory examinations of the Trust, and working closely with outside counsel to the Trust in response to any litigation, investigations or regulatory matters;

            (h) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Trust as may be required by Section 3 1(a) of the 1940 Act and the rules thereunder, transmitting to the Custodian instructions received from the Adviser for the purchase and sale of Trust assets and ensuring proper settlement related thereto);

            (i) Internal auditing services;

            (j) Valuing the Trust's assets and calculating the net asset value of the shares of the Fund on each business day as set forth in the Prospectus of each Fund in accordance with such procedures as may be adopted by the Board of Trustees of the Trust;

            (k) Accumulating information for and, subject to approval by the Trust's Treasurer, preparing all required financial statements for the Trust and preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports to shareholders, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2;

            (l) Preparing and filing the Trust's tax returns;

            (m) Monitoring compliance by the Trust with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations, including the 1940 Act, and performing related daily and monthly compliance tests; and

            (n) Preparing and furnishing the Trust (at the Trust's request) with performance information (including yield, capital gain (loss) and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases and any Nationally Recognized Statistical Rating organization (after first consulting with the Trust's treasurer) such information as may reasonably be requested.

            In performing its duties as Administrator of the Trust, PFM will act in accordance with the Declaration of Trust, By-Laws, Prospectus of each Fund and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

      4. Allocation of Expenses and Fees. PFM shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

            (a) PFM will from time to time employ or associate with itself such person or persons as PFM may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both PFM and the Trust. The compensation of such person or persons shall be paid by PFM and no obligation shall be incurred on behalf of the Trust in such respect.

            (b) PFM shall not be required to pay any of the following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with PFM; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Trust.

            (c) For the services to be rendered, the facilities to be furnished and the payments to be made to PFM, as provided for in this Agreement, the Trust shall compensate PFM for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule B, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of PFM for which PFM will be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule C, annexed hereto and incorporated herein.

            (d) PFM will bill the Trust as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to PFM the amount of such billing.

      5. Limitation of Liability.

            (a) PFM shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from PFM's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify PFM against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of PFM in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and PFM agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

            (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

      6. Term and Termination.

            (a) This Agreement shall become effective on the date hereof and shall continue for a period of two (2) years (the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement may be renewed for successive terms of one (1) year ("Renewal Term") each, provided, that each such Renewal Term is approved by the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "Interested Persons," as defined by the 1940 Act and the rules thereunder, of the Trust.

            (b) Either party may terminate this Agreement, without penalty, at any time upon not than less than sixty (60) days' prior written notice to the other party.

            (c) In the event a termination notice is given by the Trust, all reasonable out of pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

            (d) This Agreement shall terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

      7. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is bought.

      8. Miscellaneous.

            (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or PFM shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                  To the Trust:

                                  Cadre Institutional Investors Trust
                                  PFM Asset Management
                                  One Keystone Plaza
                                  Suite 300
                                  N. Front and Market Streets
                                  Harrisburg, PA 17101
                                  Attention: Treasurer

                                  To PFM:

                                  PFM Asset Management
                                  Two Logan Square
                                  Suite 1600
                                  18th and Arch Streets
                                  Philadelphia, PA 19103
                                  Attention: Steve Boyle

            (b) This Agreement shall be construed in accordance with the laws of the State of New York.

            (c) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

            (d) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

            (e) This Agreement and the schedules hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

PFM Asset Management LLC


By: /s/ Marty Margolis
    -----------------------------------
    Name: Marty Margolis
    Title: President


Cadre Institutional Investors Trust

By: /s/ Debra J. Goodnight
    -----------------------------------
    Name: Debra J. Goodnight
    Title: Treasurer

                                   SCHEDULE A

The Administration Agreement shall be applicable to the following series of the
Trust:

Cadre Liquid Asset Fund - U.S. Government Series
Cadre Liquid Asset Fund - Money Market Series
Cadre Affinity Fund - U.S. Government Series
Cadre Affinity Fund - Money Market Series
Cadre Reserve Fund - U.S. Government Series
Cadre Reserve Fund - Money Market Series
U.S. Government Money Market Portfolio
Money Market Portfolio

                                   SCHEDULE B

                  FEE SCHEDULE FOR FUND ADMINISTRATION SERVICES

Administration Charges*

All Funds Covered By This Agreement Other Than Cadre Reserve Fund - U.S. Government Series and Cadre Reserve Fund - Money Market Series

--------------------------------------------------------------------------------

First $250 million of Fund's average daily net assets   19 basis points per annum
Next $750 million of Fund's average daily net assets    16.5 basis points per annum
Over $1 billion of Fund's average daily net assets      14 basis points per annum

Cadre Reserve Fund - U.S. Government Series
Cadre Reserve Fund - Money Market Series

--------------------------------------------------------------------------------

First $250 million of Fund's average daily net assets   10 basis points per annum
Next $750 million of Fund's average daily net assets    7.5 basis points per annum
Over $1 billion of Fund's average daily net assets      5 basis points per annum

      *Based on average daily net assets of the applicable Fund.

Expense Limitation Agreement

--------------------------------------------------------------------------------

            PFM agrees to pay or to absorb the operating expenses of each Fund that receives services pursuant to this Agreement (including any fees or expense reimbursements payable to PFM or any affiliate of PFM pursuant to this Agreement or any other agreement, but excluding interest, taxes, brokerage commissions, litigation expenses and extraordinary expenses of each Fund) ("Operating Expenses"), and including a Fund's share of the Operating Expenses of any series of the Trust in which the Fund invests substantially all of its assets, which exceed in the aggregate the following per annum rates as a percentage of a Fund's average daily net assets (the "Expense Limitation"):

                                                              Expense Limitation
              Name of Fund                          (% of Fund's average daily net assets)
              ------------                          --------------------------------------
Cadre Liquid Asset Fund - U.S. Government Series                   0.65%
Cadre Liquid Asset Fund - Money Market Series                      N/A
Cadre Affinity Fund - U.S. Government Series                       0.75%
Cadre Affinity Fund - Money Market Series                          N/A
Cadre Reserve Fund - U.S. Government Series                        0.33%
Cadre Reserve Fund - Money Market Series                           0.30%
SweepCash U.S. Government Money Market Fund                        0.65%
SweepCash Money Market Fund                                        0.67%

            The Expense Limitation will remain in effect as to each Fund unless and until the Board of Trustees of the Trust approves its modification or termination; provided, however, that the Expense Limitation will terminate as to a Fund in the event that any agreement now in effect between the Trust on behalf of such Fund and PFM (or any affiliate of PFM) (including for this purpose any agreement between the Trust, on behalf of any series of the Trust in which such Fund invests substantially all of its assets, and PFM or any affiliate of PFM) is terminated by the Trust without the consent of PFM or the PFM affiliate that is a party to such agreement.

Excess Expense Reimbursement Agreement

--------------------------------------------------------------------------------

            The Trust, on behalf of each Fund subject to the Expense Limitation, agrees to carry forward, and to reimburse PFM out of the assets belonging to such Fund for, any Operating Expenses of such Fund in excess of the Expense Limitation that are paid or assumed by PFM pursuant to the agreement set forth in the paragraph above, regardless of the year in which such excess expenses were incurred. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the applicable Fund for any year to exceed the Expense Limitation. This agreement of the Trust to reimburse PFM for excess expenses of any Fund paid or absorbed by PFM shall terminate in the event PFM or any affiliate of PFM terminates any agreement now in effect between the Trust on behalf of such Fund and PFM (or any affiliate of PFM) (including for this purpose any agreement between the Trust, on behalf of any series in which such Fund invests substantially all of its assets, and PFM or any affiliate of PFM) without the consent of the Trust.